Exhibit 99.1

                                    Ann Taylor
                                    News Release
                                    142 WEST 57TH  STREET  NEW YORK, N.Y. 10019


               ANN TAYLOR ANNOUNCES NOVEMBER 2003 SALES RESULTS
               ------------------------------------------------
                  AND RAISES FOURTH QUARTER EARNINGS GUIDANCE
                  -------------------------------------------

New York, New York, December 4, 2003 - AnnTaylor Stores Corporation (NYSE: ANN)
------------------------------------
announced today that total net sales for the four-week period ended November 29,

2003 increased 20.1 percent to $139,639,000 over total net sales of $116,238,000 for the four-week period ended November 30, 2002. By division, net sales were

$74,964,000 for Ann Taylor and $52,743,000 for Ann Taylor Loft.




Comparable store sales for the period increased 9.6 percent compared to a comparable store sales decrease of 10.3 percent for the same four-week period last year. By division, comparable store sales for fiscal November 2003 were up

7.3 percent for Ann Taylor compared to an 11.7 percent decrease last year, and up 14.9 percent for Ann Taylor Loft compared to a 7.6 percent decrease last year.




Ann Taylor Chairman J. Patrick Spainhour said, "We were very pleased with our performance during November. Both divisions posted positive comparable store sales gains, exceeding our same store sales expectations for the month. We look forward to seeing this positive momentum continue through the remainder of the holiday selling season.




"At Ann Taylor we were particularly pleased with selling in our dresses,

outerwear, and refined separates categories. Our winter color palate of pinks,

lavenders, frosted blues and greens helped ignite selling in our giftable categories of sweaters and cold weather accessories."



Mr. Spainhour continued, "At Ann Taylor Loft we continue to surpass our expectations. We experienced outstanding full price selling across all categories, especially casual separates, tops, outerwear and fashion accessories. All regions produced strong positive comparable sales performance.



"Based on stronger than expected sales performance and related merchandise gross margins at both divisions, we are raising our fourth quarter earnings expectations to the range of $0.43 - $0.45 from the range of $0.41 - $0.43. We expect comparable store sales for December and January to be in the range of positive 6 - 8 percent and positive 3 - 5 percent, respectively, for both divisions."



Total inventory levels at the end of November, including inventory attributable to Ann Taylor Global Sourcing, were down approximately 6 percent on a per square foot basis compared to last year. By division, inventory levels on a per square foot basis were up approximately 4 percent at Ann Taylor and down approximately

10 percent at Ann Taylor Loft.



During November, the Company opened two new Ann Taylor stores and 11 new Ann

Taylor Loft stores. The total store count at fiscal month end was 652, comprised of 357 Ann Taylor stores, 268 Ann Taylor Loft stores, and 27 Ann Taylor Factory stores. Total store square footage at the end of fiscal November increased 11 percent over last year.
================================================================================

For the fiscal year-to-date period ended November 29, 2003, the Company's net sales totaled $1,278,670,000, up 11.7 percent from $1,144,991,000 for the same period in fiscal 2002. By division, net sales for the fiscal year-to-date period were $699,405,000 for Ann Taylor, and $469,697,000 for Ann Taylor Loft.

Comparable store sales for the fiscal year-to-date period increased 2.5 percent compared to a decrease of 1.6 percent for the same period last year. Comparable sales by division for the fiscal year-to-date period were up 0.2 percent for Ann

Taylor compared to a 2.7 percent decrease last year, and up 6.6 percent for Ann

Taylor Loft compared to a 0.6 percent increase last year.



Ann Taylor is one of the country's leading women's specialty retailers,

operating 652 stores in 43 states, the District of Columbia and Puerto Rico, and also an Online Store at www.anntaylor.com.
                        -----------------


For more information, please call (866) 214-2661 to listen to Ann Taylor Stores

Corporation's monthly sales recording. No access code is required.


FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the Company's current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store; a significant change in the regulatory environment applicable to the Company's business; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company's vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; and other factors set forth in the Company's filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.

                                     o o o

       Contact:

       Barry Erdos
       Chief Operating Officer
       (212) 541-3318

       Doreen Riely
       Director of Investor Relations
       (212) 541-3484